J.P. Morgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

EXHIBIT 99.1

JPMORGAN CHASE ANNOUNCES DON LAYTON'S RETIREMENT

New York, June 2, 2004 - J.P. Morgan Chase & Co. (NYSE: JPM) today announced the retirement of Donald H. Layton, Vice Chairman and member of the Office of the Chairman, upon completion of the firm's merger with Bank One, which is expected to occur this summer. Mr. Layton is responsible for the firm's retail businesses, including middle market; the transaction, processing and information services businesses; and technology.

As previously announced, Mr. Layton was to become responsible for Finance, Risk Management and Technology upon consummation of the merger with Bank One, reporting to Jamie Dimon, who will be President and Chief Operating Officer of the combined firm. As a result of Mr. Layton's retirement, when the merger is completed, those functions will report directly to Mr. Dimon.

Commenting on Mr. Layton's contributions to the firm, William B. Harrison, Jr., Chairman and CEO said, "Don has been a great leader of this firm, who will be sorely missed. He has made many valuable contributions, starting with Manufacturers Hanover and culminating in his leadership of our retail businesses and his work on the merger integration with Bank One. We wish him the very best."

Regarding his decision to retire, Mr. Layton said, "After nearly thirty years here and experience running most of the major businesses of JPMorgan Chase, I have decided that directly managing businesses is what I love to do. When the merger was announced, I nevertheless committed to staying and directing the planning of the merger integration. With that task substantially completed, I want to look for other opportunities. I wish Bill, Jamie and all of my colleagues the very best,"

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the Internet at www.jpmorganchase.com.

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Investor Contact: Ann Borowiec (212) 270-7318	Media Contact: Kristin Lemkau (212) 270-7454